Exhibit 3.2

AMENDED AND RESTATED BYLAWS OF

INSPIRATO INCORPORATED

(adopted on February 11, 2022)

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TABLE OF CONTENTS

(continued)

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BYLAWS OF INSPIRATO INCORPORATED

ARTICLE I - CORPORATE OFFICES

1.1	REGISTERED OFFICE

The registered office of Inspirato Incorporated (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.

1.2	OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1	PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2	ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3	SPECIAL MEETING

(a)    Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, a special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors or (iii) the chief executive officer, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b)    The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4	ADVANCE NOTICE PROCEDURES

(a)	Annual Meetings of Stockholders.

(i)    Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii)    For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 30 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (x) 5:00 p.m., local time, on the 90th day before the meeting or (y) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(iii)    A stockholder’s notice to the secretary must set forth:

(1)    as to each person whom the stockholder proposes to nominate for election as a director:

(A)    such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to the Section 14 of the 1934 Act;

(B)    such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected;

(C)    a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (a “Third-Party Compensation Arrangement”); and

(D)    a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2)    as to any other business that the stockholder proposes to bring before the annual meeting:

(A)    a brief description of the business desired to be brought before the annual meeting;

(B)    the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Company’s certificate of incorporation);

(C)    the reasons for conducting such business at the annual meeting;

(D)    any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E)    a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A)    the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(B)    for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C)    a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(D)    a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities;

(E)    any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(F)    any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(G)    any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(H)    any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(I)    any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(J)    a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(K)    a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(L)    any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(M)    such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv)    In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Company may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Company, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Company or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b)    Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than the later of (x) 5:00 p.m., local time, on the 90th day before the meeting or (y) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

(c)	Other Requirements.

(i)    To be eligible to be a nominee by any stockholder for election as a director of the Company, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1)    a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;

(2)    a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3)    a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4)    a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance guidelines as disclosed on the Company’s website, as amended from time to time; and

(5)    a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii)    At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii)    No person will be eligible to be nominated by a stockholder for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv)    The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v)    Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi)    Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii)    Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5	NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6	QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7	ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8	CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present. The secretary of each annual and special meeting of stockholders shall be the Secretary or another person designated by the chairperson of the meeting to act as secretary of the meeting.

the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2.9	VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the securities of the Company are listed.

2.10	STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11	RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12	PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13	LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14	INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a)    ascertain the number of shares outstanding and the voting power of each;

(b)    determine the shares represented at the meeting and the validity of proxies and ballots;

(c)    count all votes and ballots;

(d)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)    certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Each report of an inspector shall be in writing, and any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1	POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2	NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

3.4	RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6	REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7	SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the Whole Board.

Notice of the time and place of special meetings shall be:

(a)    delivered personally by hand, by courier or by telephone;

(b)    sent by United States first-class mail, postage prepaid;

(c)    sent by facsimile;

(d)    sent by electronic mail; or

(e)    otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8	QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10	FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors and to provide for the reimbursement of such directors expenses, if any, in connection with their service on the Board of Directors.

3.11	REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1	COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2	COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3	MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a)    Section 3.5 (place of meetings and meetings by telephone);

(b)    Section 3.6 (regular meetings);

(c)    Section 3.7 (special meetings and notice);

(d)    Section 3.8 (quorum; voting);

(e)    Section 3.9 (action without a meeting); and

(f)    Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4	SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1	OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2	APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3	SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.

5.4	REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5	VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6	REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of this Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7	AUTHORITY AND DUTIES OF OFFICERS

All officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1	STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2	SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3	LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4	DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5	TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6	STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7	REGISTERED STOCKHOLDERS

The Company:

(a)    shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.8	LOCK-UP

(a)    Subject to Section 6.8(b), the holders (the “Current Lock-Up Holders”) of (i) shares of Class A Common Stock of the Company issued as the “Per Unit Unitholder Merger Consideration” pursuant to the “Company Merger”, each as defined in the Business Combination Agreement, entered into on June 30, 2021, by and among (1) Thayer Ventures Acquisition Corporation, a Delaware corporation, (2) Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer, (3) Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer, (4) Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer, (5) KPCB Investment I, Inc., a Delaware corporation, (6) Inspirato Group, Inc., a Delaware corporation, (7) W Capital Partners III IBC, Inc., a Delaware corporation, (8) Passport Company Merger Sub, LLC a Delaware limited liability company, and (9) Inspirato LLC, a Delaware limited liability company (as amended, the “Business Combination Agreement”)); (ii) all shares of Class V Common Stock of the Company; (iii) shares of Class A Common Stock of the Company issued in connection with the exchange of Common Units of Inspirato LLC pursuant to Section 4.6 of that certain Ninth Amended and Restated Limited Liability Company Agreement of Inspirato LLC; and (iv) shares of Class A Common Stock issued to directors, officers and employees of the Company or its subsidiaries upon the exercise of Rollover Options (as defined in the Business Combination Agreement) outstanding as of immediately following the closing of the Company Merger, which holders include, for the avoidance of doubt, the Current Lock-Up Holders’ Permitted Transferees and direct or indirect Permitted Transferees of any such holders (collectively, the “Additional Lock-Up Holders”, and together with the Current Lock-Up Holders, the “Lock-Up Holders”) may not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up”). Notwithstanding anything to the contrary in the foregoing or elsewhere herein, the term “Lock-Up Holder” shall not include any lender (or its successors or assigns) to whom shares of Class A Common Stock or Class V Common Stock are pledged pursuant to subsection (b) of this Section 6.8 (collectively, the “Pledged Shares”) upon transfer of such Pledged Shares to such entity or person following a foreclosure or exercise of other remedies by such lender under the applicable loan or other agreement.

(b)    Notwithstanding the provisions set forth in Section 6.8(a), the Lock-Up Holders may Transfer the Lock-Up Shares during the Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-Up Holder or any other person with whom such Lock-Up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-Up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-Up Holder, or (B) to partners, limited liability company members or stockholders of the Lock-Up Holder, including, for the avoidance of doubt, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Lock-Up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (vi) of this Section 6.8(b); (viii) as a pledge of shares of Class A Common Stock or Class V Common Stock of the Company to any lender as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Lock-Up Holder; provided, however, that such borrowing or incurrence of indebtedness is part of a bona fide loan or similar agreement in connection with the purchase of shares of the Company’s Class A Common Stock in the PIPE Investment (as referenced in the Business Combination Agreement); (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction, each involving a change in control of the Company; (x) to the Company in connection with the repurchase of such Lock-Up Holder’s shares in connection with the termination of the Lock-Up Holder’s employment with the Company pursuant to contractual agreements with the Company; (xi) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Class A Common Stock of the Company or the vesting of Company stock-based awards; or (xii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Class A Common Stock of the Company. Notwithstanding the provisions set forth in Section 6.8(a), the Lock-Up Holders may also establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act during the Lock-Up Period; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period.

(c)	For purpose of this Section 6.8:

(i)    the term “Lock-Up Period” means the period beginning on the closing date of the Company Merger and ending on the earliest of (a) the date that is 180 days after the closing date of the Company Merger; and (b) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock of the Company for cash, securities or other property; (c) the date, if any, on which the closing price of the Class A Common Stock has equaled or exceeded $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 Trading Day period commencing at least 150 days after the closing date of the Company Merger; provided that, if (i) at least 120 days have elapsed since the closing date of the Company Merger and (ii) the Lock-Up Period is scheduled to end during a Blackout Period (as defined below) or within five Trading Days (as defined below) prior to a Blackout Period, the Lock-Up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided further, that (i) promptly upon the Company’s determination of the date of the Blackout-Related Release and in any event at least two Trading Days in advance of the Blackout-Related Release, the Company shall announce the date of the Blackout-Related Release through a major news service, or on a Form 8-K, and (ii) the Blackout-Related Release shall not occur unless the Company shall have publicly released its earnings results for the fiscal year ended December 31, 2021.

(ii)    the term “Lock-Up Shares” means shares of Common Stock of the Company beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by a Current Lock-Up Holder or any other securities so owned convertible into or exercisable or exchangeable for Common Stock of the Company immediately following the closing of the Company Merger (other than shares of Class A Common Stock of the Company acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Class A Common Stock of the Company occurs on or after the closing of the Company Merger); provided, that, for clarity, shares of Class A Common Stock of the Company issued in connection with the PIPE Investment shall not constitute Lock-Up Shares;

(iii)    the term “Permitted Transferees” means, prior to the expiration of the Lock-Up Period, any person or entity to whom such Lock-Up Holder is permitted to Transfer Securities prior to the expiration of the Lock-Up Period pursuant to Section 6.8(b);

(iv)    the term “Transfer” means, with respect to a Lock-Up Share, to, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Lock-Up Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Lock-Up Shares, in cash or otherwise;

(v)    the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities; and

(vi)    the term “Blackout Period” shall mean a broadly applicable period during which trading in the Company’s securities would not be permitted under the Company’s insider trading policy.

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1	NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4	WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1	RIGHT TO INDEMNIFICATION

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

8.2	RIGHT TO ADVANCEMENT OF EXPENSES

In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

8.3	RIGHT OF INDEMNITEE TO BRING SUIT

If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

8.4	NON-EXCLUSIVITY OF RIGHTS

The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

8.5	INSURANCE

The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.6	INDEMNIFICATION OF OTHER PERSONS

This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

8.7	AMENDMENTS

Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

8.8	CERTAIN DEFINITIONS

For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

8.9	CONTRACT RIGHTS

The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

8.10	SEVERABILITY

If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX - GENERAL MATTERS

9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2	FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3	SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4	CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5	FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. For the avoidance of doubt, nothing contained in this Section 9.5 shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.

ARTICLE X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66.7% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII, Section 9.5 or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.